Contacts:

Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Bruce Voss, bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Second Quarter Revenues and Announces Share Repurchase Program

Sets date for second quarter conference call

SAN DIEGO (July 17, 2014) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported that total revenues for the second quarter of 2014 are expected to be approximately $10.6 million. This exceeds guidance Ligand issued on May 7, 2014 for total revenues to be $9.0 million to $9.5 million. The incremental increase in revenue over previous guidance will result in additional earnings and cash-flow for the second quarter.

Separately, the Company’s Board of Directors has authorized a share repurchase program of up to $10 million over the next 12 months.  With this authorization, the Company may repurchase common stock from time to time in open-market transactions.

“We are pleased with the financial performance of all aspects of our business and to be reporting second quarter revenues that are meaningfully above our previous guidance,” said Nishan de Silva, Chief Financial Officer of Ligand Pharmaceuticals, Inc.  “Our diverse range of revenues is setting the foundation for continued growth in profits and cash flow from operations.  We closed the second quarter with the highest cash balance we have had in more than two years while paying down debt during that period, and now will be debt free at the end of this month.  We are pleased to be in a position to put some of our cash to work under this newly authorized share repurchase program.”

Second Quarter Earnings Call

When:             Monday, August 4, 2014. 6:00 a.m. Pacific time (9:00 a.m. Eastern time)

Webcast:        Conference call and replay accessible at www.ligand.com

Conference Call:        (877) 407-4019 within the U.S.
(201) 689-8337 outside the U.S.
Passcode: Ligand

Replay:            (877) 660-6853 within the U.S.
(201) 612-7415 outside the U.S.
Passcode: 13586354

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying our portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, fungal infections, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Such statements include those regarding Ligand’s expected second quarter revenues, growth in profits and cash flow from operations, debt repayment, and Ligand’s share repurchase program. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. In addition, there can be no assurance that Ligand will achieve its guidance for 2014 or beyond, that Ligand's 2014 revenues will be at the levels or be broken down as currently anticipated. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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